March 30, 1998

OWOSSO CORPORATION TO EXIT AGRICULTURAL EQUIPMENT MARKET
THROUGH SALE OF THREE BUSINESSES

March 30, 1998 - King of Prussia, PA - Owosso Corporation (Nasdaq: OWOS) announced today that it intends to exit the three agricultural equipment businesses contained in its Specialized Equipment segment in order to focus its resources on expanding the Company's Engineered Component Products segment and improving the performance of its trailer business.

As the first step in this process, the Company has signed an agreement to sell the assets of its front-end loader business, Great Bend Manufacturing Company, to Allied Products Corporation of Chicago, Illinois. Closing is expected within 30 days. Owosso expects that the sale of Great Bend will result in a one-time after-tax gain of approximately $1 million.

Owosso also announced that it has signed a non-binding letter of intent to sell the assets of its DewEze Manufacturing business to a company formed by the President of the subsidiary for a premium of $200,000 over the book value of the assets to be acquired net of assumed liabilities. DewEze manufactures the Company's bale handling and processing equipment and its commercial turf maintenance equipment. Owosso expects to receive approximately $4 million in net cash from this transaction, and expects any gain or loss to be negligible. Closing is anticipated in Owosso's third fiscal quarter.

Owosso has also signed a non-binding letter of intent to sell the assets of its Parker Industries grain handling equipment business to a privately held manufacturer of agricultural equipment. Terms were not disclosed, but the Company said that the sale will likely result in a small after-tax gain, if and when it is consummated, anticipated to occur before the end of May.

Total cash proceeds from the sale of the three businesses, net of retained liabilities, are expected to be in excess of $20 million.

George B. Lemmon, Jr., Owosso's president, commented, "The sale of our agricultural equipment business marks a significant new strategic direction for our corporation. In short, Owosso is focusing its management and capital resources on businesses which fit our core competencies in managing manufacturing processes and serving our OEM customers through on-time delivery of high quality engineered components. As we look to allocate human, technological and capital resources among our companies, we feel that our ability to add value is greatest in those companies we are retaining. Competing successfully in the agricultural equipment business takes a different set of skills than those on which we concentrate. We wish continued success to their new owners and all of their employees.


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"We have a number of opportunities in our motor businesses which may require additional capital investment. At the same time, we will be able to concentrate more resources on improving the results of our trailer business. We also will have made capital available to invest in acquisitions, and we continue to work toward adding businesses to our company. We are currently working on acquisitions in our Engineered Component Products segment, and we hope to be able to announce a transaction in the near future."

Owosso Corporation is a diversified manufacturer of engineered component products and specialized equipment. By operating in narrowly defined niche markets, Owosso seeks to achieve revenue growth through market penetration and new product development, while maximizing profit margins. Owosso currently has manufacturing facilities in nine states and sells its products nationwide.

This press release contains forward-looking statements that involve a number of risks and uncertainties. The sale of Great Bend is, and the sale of DewEze and Parker will be, subject to the satisfaction of customary conditions, some of which are, or will be, outside of the Company's control. Accordingly, there can be no assurance that any of the sale transactions will be completed. Factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, adverse developments in economic factors influencing the manufacturing and agricultural sectors of the economy, lack of improvement in production efficiencies at Sooner, lack of availability or price increases of certain commodities, as well as the additional factors discussed in the Company's Annual Report on Form 10-K for the year ended October 26, 1997 and Form 10-Q for the quarter ended January 25, 1998 in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations."

To receive additional information on Owosso Corporation, via fax at no charge, dial 1-888-696-7010.